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                                                                      EXHIBIT 11
                     SIENA HOLDINGS, INC. AND SUBSIDIARIES
            (FORMERLY LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES)

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT  PER SHARE DATA)

                                                     Reorganized       Predecessor       Reorganized      Predecessor
                                                      Company            Company           Company          Company
                                                     -----------       -----------       -----------       -----------
                                                                                         Six Months        Six Months
                                                    Quarter Ended    Quarter Ended         Ended             Ended
                                                     December 31,     December 31,       December 31,      December 31,
                                                        1997              1996              1997               1996
                                                     -----------       -----------       -----------       -----------
EARNINGS PER COMMON SHARE:

Average common shares outstanding                          4,000                 *             4,000                 *

Net income                                           $        11                 *       $        56                 *


Earnings per common share:
Net income                                           $       .00                 *       $       .01                 *



EARNINGS PER COMMON SHARE - ASSUMING DILUTION:


Average common shares outstanding                          4,000                 *             4,000                 *
Average common stock equivalent under SHI
     Nonqualified Stock Option Plan                            9                 *                 4                 *
                                                     -----------       -----------       -----------       -----------
                     TOTAL SHARES                          4,009                 *             4,004                 *
                                                     ===========       ===========       ===========       ===========


Net income                                           $        11                 *       $        56                 *

Earnings per common share - assuming dilution:
Net income                                           $       .00                 *       $       .01                 *



* Average shares outstanding and per share amount not meaningful due to reorganization.